Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. PROVIDES UPDATE ON

FORM 10-Q FILING

San Antonio, TX, May 22, 2018 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) announced that it has filed its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (the “Form 10-Q”). The Company had been delayed in filing the From 10-Q on time, and, as a result, received a notice from the New York Stock Exchange (the “NYSE”) that the Company was not in compliance with the NYSE’s continued listing requirements under the timely filing criteria.

As previously disclosed, the Company’s delay in filing the Form 10-Q resulted from management’s determination that it was necessary and prudent to delay the filing of the Form 10-Q to allow management to focus on completing the annual report on Form 10-K for the fiscal year ended December 31, 2017. The Company regained compliance with the NYSE continued listing requirements upon the filing of its Form 10-Q on May 22, 2018.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with over 560,000 displays in 31 countries across Asia, Europe, Latin America and North America. Reaching millions of people monthly, including consumers in 43 of the top 50 U.S. markets, Clear Channel Outdoor enables advertisers to engage with consumers through innovative advertising solutions. Clear Channel Outdoor is pioneering the integration of out-of-home with mobile and social platforms, and the company’s digital platform includes more than 1,200 digital billboards across 28 markets in the U.S. and more than 14,000 digital displays in international markets. More information is available at www.clearchanneloutdoor.com and www.clearchannelinternational.com.

Media:

Wendy Goldberg

Executive Vice President – Communications

(212) 377-1105

Investors:

Eileen McLaughlin

Vice President, Investor Relations

(212) 377-1116